Exhibit 99.1 Press Release For Immediate Release

Beazer Homes and Crossmann Communities Announce
Base Merger Consideration for Proposed Merger

Atlanta, Georgia, April 12, 2002—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) and Crossmann Communities, Inc. (Nasdaq: CROS) (www.croscom.com) announced that the stock portion of the base merger consideration for their proposed merger has been determined under the terms of their merger agreement, dated as of January 29, 2002, under which Crossmann will merge with and into a wholly-owned subsidiary of Beazer. Based on the average closing price of Beazer common stock of $78.56 for the 15 consecutive trading days ended on, and including, April 11, 2002, the base merger consideration will consist of a combination of $17.60 in cash and 0.3544 shares of Beazer common stock for each share of Crossmann common stock. The base merger consideration is payable to Crossmann stockholders who do not elect to receive the merger consideration in either all cash or all stock, subject to proration under the terms of the merger agreement. As a result of the determination of the stock portion of the base merger consideration, the maximum amount of cash per share of Crossmann common stock to be received by stockholders electing all cash will be $45.44, and the maximum number of shares of Beazer common stock per share of Crossmann common stock to be received by stockholders electing all stock will be 0.5784 shares. Since both the total amount of cash and the total number of shares of Beazer common stock to be issued as a result of the merger will be fixed based on the number of shares of Crossmann common stock outstanding immediately prior to the merger, all-cash and all-stock elections are subject to proration based on the relative numbers of shares held by Crossmann stockholders making elections, the number of shares of Crossmann common stock outstanding immediately prior to the effective time of the merger, the effect of the average closing price of Beazer common stock stated above on the proration formula and other factors described in the Joint Proxy Statement/Prospectus, dated March 14, 2002, of Beazer and Crossmann with respect to the merger.

Stockholder meetings of Beazer and Crossmann to vote on the merger are scheduled to be held on Tuesday, April 16, 2002. If approved, the merger is expected to become effective April 17, 2002 or, in any event, within two business days of the stockholder meetings.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Crossmann Communities, Inc. is based in Indianapolis, Indiana and is a leading regional builder of single-family homes in Indiana, Ohio, Kentucky, Tennessee, North Carolina, and South Carolina.

Contact: David S. Weiss
Executive Vice President and Chief Financial Officer (404) 250-3420 dweiss@beazer.com

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in Beazer's Annual Report for the year ended September 30, 2001.